Exhibit 10.2

PERFORMANCE UNIT AWARD AGREEMENT

ECLIPSE RESOURCES CORPORATION

2014 LONG-TERM INCENTIVE PLAN

THIS PERFORMANCE UNIT AWARD AGREEMENT (this “Agreement”) evidences an award made as of the [●] day of [●],[●] (the “Date of Grant”), by ECLIPSE RESOURCES CORPORATION, a Delaware corporation (“Company”), to [●] (“Employee”).

1. Award. Company hereby grants Employee an award (this “Award”) of an aggregate of [●] performance units (each, a “Performance Unit”) in respect of the performance period beginning [●] and ending [●] (the “Performance Period”). This Award is subject to Employee’s acceptance of and agreement to all the applicable terms, conditions and restrictions described in this Agreement and the Eclipse Resources Corporation 2014 Long-Term Incentive Plan (as it may be amended from time to time, the “Plan”). A copy of the Plan is available upon request. Except as provided below, to the extent that any provision of this Agreement conflicts with the terms of the Plan, Employee acknowledges and agrees that the terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. The Performance Units contemplated herein are described in the Plan as Restricted Stock Units subject to restrictions that lapse based on the achievement of performance goals pursuant to Section 2.08 of the Plan.

2. Definitions. Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan. In addition to the terms defined in the body of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

(a) “Cause” means “Cause” as defined in the employment agreement between Employee and Company, or if “Cause” is not defined in such employment agreement or in the absence of such employment agreement, “Cause” means the occurrence of any of the following events, as reasonably determined by the Committee: (i) Employee’s willful or continued failure to perform his or her material duties for the Company; (ii) Employee’s conviction of a felony, or his or her guilty plea to or entry of a nolo contendere plea to a felony charge; (iii) the willful or grossly negligent engagement by Employee in conduct that is materially injurious to the Company, financially or otherwise; or (iv) Employee’s breach of any material term of the Company’s material written policies and material procedures, as in effect from time to time.

(b) “Change of Control Period” means the 24-month period beginning on the date on which occurs a Change of Control.

(c) “Disability” means “Disability” as defined in the employment agreement between Employee and Company, or if “Disability” is not defined in such employment agreement or in the absence of such employment agreement, “Disability” means Employee’s inability to engage in any substantial gainful activity necessary to perform his or her duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period

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of not less than twelve (12) months. Employee agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests as may be made by the Company from time to time. Any determination as to the existence of a Disability will be made by a physician selected by the Company.

(d) “Good Reason” means “Good Reason” as defined in the employment agreement between Employee and Company, or if “Good Reason” is not defined in such employment agreement or in the absence of such employment agreement, “Good Reason” means any of the following, but only if occurring without Employee’s written consent: (i) a material diminution in Employee’s base salary; (ii) a material diminution in Employee’s authority, duties, or responsibilities; or (iii) the relocation of Employee’s principal office to an area more than 50 miles from its location immediately prior to such relocation.

(e) “Involuntary Termination” means the Employee’s involuntary termination of employment with the Company and its Subsidiaries without Cause, or Employee’s voluntary termination of employment with the Company and each of its Subsidiaries for Good Reason.

3. Overview of Performance Units.

(a) Performance Units Generally. Each Performance Unit represents an unfunded, unsecured right to receive one share of common stock, par value $0.01, of the Company (“Stock”), subject to the terms and conditions of this Agreement; provided, that, based on the relative achievement against each Performance Objective (as defined below), the number of shares of Stock that may be deliverable hereunder in respect of the Performance Units may range from [●]% to [●]% of the number of Performance Units stated in Section 1 of this Agreement (the number of Performance Units stated in Section 1 of this Agreement, the “Initial Performance Units”). Employee’s right to receive Stock in respect of Performance Units is generally contingent, in whole or in part, upon (i) the achievement of the performance objective outlined in Section 4 below (the “Performance Objective”) and (ii) except as provided in Section 6, Employee’s continued employment with the Company or one of its Subsidiaries through the end of the Performance Period.

(b) Dividend Equivalents. With respect to each outstanding Performance Unit, the Company shall credit a book entry account with an amount equal to the amount of any ordinary cash dividend declared and paid on one share of Stock. The amount credited to such book entry account shall be payable to Employee at the same time or times, and subject to the same terms and conditions as are applicable to, Employee’s Performance Units; provided, that, if more than the Initial Performance Units shall become payable in accordance with this Agreement, the maximum amount payable in respect of such dividend equivalents shall be the amount credited to Employee’s book entry account. Dividends and distributions payable on Stock other than in cash will be addressed in accordance with Section 10 hereof.

4. Total Shareholder Return Objective. The Performance Objective with respect to the Initial Performance Units is based on Total Shareholder Return. Total Shareholder Return shall mean, as to the Company and each of the Peer Companies (as defined below), the

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annualized rate of return shareholders receive through stock price changes and the assumed reinvestment of dividends paid over the Performance Period. Dividends per share paid other than in the form of cash shall have a value equal to the amount of such dividends reported by the issuer to its shareholders for purposes of Federal income taxation. For purposes of determining the Total Shareholder Return for the Company and each of the Peer Companies, the change in the price of the Company’s Stock and of the stock of each Peer Company, as the case may be, shall be based upon the average of the closing stock prices of the Company and such Peer Company on each trading day in the 20-day period preceding each of the start (the “Initial Value”) and the end (the “Closing Value”) of the Performance Period. The Initial Value of the Stock to be used to determine Total Shareholder Return over the Performance Period is $[•] per share. Achievement with respect to this Performance Objective shall be determined based on the Company’s relative ranking in respect of the Performance Period with regard to Total Shareholder Return as compared to Total Shareholder Return of the Peer Companies, and shall be determined in accordance with the applicable table as set forth in Appendix A hereto. The applicable table shall be determined based on the number of Peer Companies for the Performance Period. A company shall be a “Peer Company” if it (a) is one of the companies listed on Appendix A hereto and (b) has a class of common equity securities listed to trade under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), during each day of the Performance Period. The number of Performance Units, if any, determined to be earned pursuant to the applicable table under Appendix A, as modified pursuant to Section 6, if applicable, shall be referred to “Earned Performance Units”. Notwithstanding anything in this Section 4 to the contrary, if Company’s Total Shareholder Return for the Performance Period is negative then the maximum number of Earned Performance Units shall be the number of Initial Performance Units.

5. Conversion of Performance Units; Delivery of Performance Units. Unless an earlier date applies pursuant to Section 6, payment in respect of Earned Performance Units shall be made not later than March 1 of the year following the year in which the Performance Period ends. Unless otherwise determined by the Committee, all payments in respect of Earned Performance Units shall be made in shares of Stock. Any shares of Stock issued pursuant to this Agreement in settlement of Earned Performance Units shall be in book entry form registered in the name of Employee or his or her beneficiary, as the case may be. Any fractional Earned Performance Units shall be rounded down to the nearest whole share of Stock.

6. Termination of Employment; Change of Control.

(a) Death or Disability. If Employee’s employment with the Company and its Subsidiaries terminates during the Performance Period due to Employee’s death or Disability, Employee shall be deemed to have Earned Performance Units equal to the Initial Performance Units. Such Earned Performance Units shall be settled as soon as practicable following the date of Employee’s termination of employment, but not later than December 31 of the calendar year in which such termination of employment occurs.

(b) Normal Retirement. If Employee’s employment with the Company and its Subsidiaries terminates during the Performance Period due to Employee’s retirement at or after having attained age 65, Employee shall be deemed to have Earned Performance Units, as of

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the end of the Performance Period, equal in number to the number of Earned Performance Units that Employee would have earned in accordance with Section 4 had Employee remained employed through the end of the Performance Period. Any portion of Employee’s Performance Units that is eligible to be earned pursuant to first sentence of this Section 6(b), but is not earned as of the end of the Performance Period, shall terminate and be canceled upon the expiration of such Performance Period.

(c) Involuntary Termination Outside of Change of Control Period. If Employee incurs an Involuntary Termination during the Performance Period but outside of a Change of Control Period, Employee shall be deemed to have Earned Performance Units, as of the date of such Involuntary Termination, equal in number to the product of (i) the Initial Performance Units, and (ii) a fraction, (A) the numerator of which is the number of full calendar months that have elapsed since the Date of Grant and the date of Employee’s termination of employment (counting the month in which Employee’s termination of employment occurs as a full calendar month for this purpose), and (B) the denominator of which is 36. Such Earned Performance Units shall be settled as soon as practicable following the date of Employee’s termination of employment, but not later than December 31 of the calendar year in which such termination of employment occurs.

(d) Involuntary Termination During Change of Control Period. If Employee incurs an Involuntary Termination during the Performance Period and within a Change of Control Period, Employee shall be deemed to have Earned Performance Units, as of the date of such Involuntary Termination, equal in number to the Initial Performance Units. Such Earned Performance Units shall be settled as soon as practicable following the date of Employee’s termination of employment, but not later than December 31 of the calendar year in which such termination of employment occurs.

(e) Other Termination of Employment. Unless otherwise determined by the Committee at or after grant, if Employee’s employment with the Company and its Subsidiaries terminates before the end of the Performance Period for any reason other than those listed in Section 6(a), 6(b), 6(c) or 6(d), all of Employee’s unearned and unvested Performance Units shall terminate and automatically be canceled upon such termination of employment.

(f) Change of Control. Upon a Change of Control that involves a merger, reclassification, reorganization or other similar transaction in which the surviving entity, Company’s successor or the direct or indirect parent of the surviving entity or Company’s successor (the “Successor Entity”), fails to assume this Award or substitute this Award with a substantially equivalent award, Employee shall be deemed to have Earned Performance Units, as of the date of such Change of Control, equal in number to the number of Earned Performance Units that Employee would have earned in accordance with Section 4 assuming that (i) the Performance Period ended on the date of the Change of Control, and (ii) the determination of whether, and to what extent, the Performance Objective is achieved, is based on actual performance against the stated performance criteria through the date of such Change of Control. Such Earned Performance Units shall be settled immediately prior to the Change of Control.

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7. Blackout Periods. Employee acknowledges that, to the extent the event triggering settlement of any earned and vested Performance Stock Units occurs during a “blackout” period wherein certain employees, including Employee, are precluded from selling shares of Stock, the Chief Executive Officer or his or her designee retains the right, in his or her sole discretion, to defer the issuance of the shares of Stock in settlement of such Performance Stock Units; provided, however, that the Chief Executive Officer (or his or her designee) will not exercise this right to defer issuance if such shares of Stock are specifically covered by a Rule 10b5-1 trading plan of Employee that causes such shares of Stock to be exempt from any applicable blackout period then in effect. In the event the issuance of any shares of Stock is deferred hereunder due to the existence of a blackout period, such shares of Stock will be issued to Employee on or before the date that is ninety (90) days following the date on which the shares of Stock were originally scheduled to be issued, but in no event later than (i) the fifth (5th) business day following the termination of such blackout period or (ii) December 31 of the year in which the underlying Performance Stock Units became earned and vested.

8. Nontransferability of Awards. The Performance Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Following Employee’s death, any shares of Stock issuable to Employee in respect of his or her Earned Performance Units will be issued to Employee’s beneficiary, at the time specified in Section 5 or, if applicable, Section 6, in accordance with, and subject to, the terms and conditions hereof and of the Plan.

9. Beneficiary Designation. Employee may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to receive any shares of Stock issuable or cash payable hereunder in respect of Employee’s Earned Performance Units following Employee’s death at the time specified in Section 5 or, if applicable, Section 6. Each designation will revoke all prior designations, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee during Employee’s lifetime. In the absence of any such effective designation, shares of Stock issuable under this Agreement in connection with Employee’s death shall be issued to Employee’s surviving spouse, if any, or otherwise to Employee’s estate.

10. Adjustments in Respect of Performance Units. In the event of any Stock dividend or Stock split, recapitalization (including, but not limited to, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than cash dividends), exchange of shares, or other similar corporate change with regard to the Company or any Peer Company, appropriate adjustments shall be made by the Committee to the Initial Value of the corresponding stock, and, if any such event occurs with respect to the Company, in the aggregate number of Performance Units subject to this Agreement. The Committee’s determination with respect to any such adjustment shall be conclusive.

11. Effect of Settlement. Upon conversion into shares of Stock pursuant to Section 5, all of Employee’s Performance Units subject to the Award shall be cancelled and terminated. If and to the extent that Employee is still employed at the end of the Performance Period, and none of Employee’s Performance Units shall have become earned in accordance with the terms of this Agreement, all such Performance Units subject to the Award shall be cancelled and terminated.

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12. Recoupment. Notwithstanding any other provision herein, the Award and any shares Stock that may be issued, delivered or paid in respect of the Award, as well as any consideration that may be received in respect of a sale or other disposition of any such shares of Stock, shall be subject to any recoupment, “clawback” or similar provisions of applicable law, as well as any recoupment or “clawback” policies of the Company that may be in effect from time to time. In addition, the Company may require Employee to deliver or otherwise repay to Company the Award and any shares of Stock delivered or paid in respect of the Award, as well as any consideration that may be received in respect of a sale or other disposition of any such shares of Stock, if the Company reasonably determines that during Employee’s employment with the Company a Subsidiary, or at any time thereafter, Employee (a) has committed or engaged in a breach of confidentiality, or an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information of Company or any of its Subsidiaries; or (b) materially breached any agreement to which Employee is a party with Company or any of its Subsidiaries, including, but not limited to, any non-competition or non-solicitation agreement.

13. Furnish Information. Employee agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

14. Payment of Taxes. Company may from time to time require Employee to pay to the Company (or the Company’s Subsidiary if Employee is an employee of a Subsidiary) the amount that Company deems necessary to satisfy Company’s or its Subsidiary’s current or future obligation to withhold federal, state or local income or other taxes that Employee incurs as a result of the Award. With respect to any required tax withholding, unless another arrangement is permitted by Company in its discretion, Company shall withhold from the shares of Stock to be issued to Employee the number of shares necessary to satisfy the Company’s obligation to withhold taxes, that determination to be based on the shares’ Fair Market Value at the time as of which such determination is made. In the event Company subsequently determines that the aggregate Fair Market Value of any shares of Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then Employee shall pay to the Company, immediately upon the Company’s request, the amount of that deficiency.

15. Right of the Company and Subsidiaries to Terminate Employment. Nothing contained in this Agreement shall confer upon Employee the right to continue in the employ of the Company or any Subsidiary of the Company, or interfere in any way with the rights of the Company or any Subsidiary of the Company to terminate Employee’s employment at any time.

16. No Liability for Good Faith Determinations. Neither the Company nor the members of the Committee and the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Performance Units granted hereunder.

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17. No Guarantee of Interests. The Committee and the Company do not guarantee the Stock from loss or depreciation.

18. Company Records. Records of the Company or its Subsidiaries regarding Employee’s period of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.

19. Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

20. Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. Company or Employee may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices.

Company and Employee agree that any notices shall be given to the Company or to Employee at the following addresses:

Company:	Eclipse Resources Corporation
Attn: General Counsel
2121 Old Gatesburg Road, Suite 110
State College, Pennsylvania 16803

Employee:	At Employee’s current address as shown in Company’s records.

21. Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

22. Successor. This Agreement shall be binding upon Employee, Employee’s legal representatives, heirs, legatees and distributees, and upon Company, its successors and assigns.

23. Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

24. Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

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25. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to Employee, or to Employee’s legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. Company may require Employee or Employee’s legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

26. Amendment. This Agreement may be amended at any time unilaterally by the Company provided that such amendment is consistent with all applicable laws and does not reduce any rights or benefits Employee has accrued pursuant to this Agreement. This Agreement may also be amended at any time unilaterally by the Company to the extent the Company believes in good faith that such amendment is necessary or advisable to bring this Agreement into compliance with any applicable laws, including Section 409A of the Code.

27. The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

28. Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

29. Agreement Respecting Securities Act of 1933. Employee represents and agrees that Employee will not sell the Stock that may be issued to Employee pursuant to Employee’s Performance Units except pursuant to an effective registration statement under the Securities Act of 1933 (the “1933 Act”) or pursuant to an exemption from registration under the 1933 Act (including Rule 144 promulgated under the 1933 Act).

30. No Shareholder Rights. The Performance Units granted pursuant to this Agreement do not and shall not entitle Employee to any rights as a shareholder of Stock until such time as Employee receives shares of Stock pursuant to this Agreement. Employee’s rights with respect to the Performance Units shall remain forfeitable at all times prior to the date on which Employee’s rights become earned in accordance with this Agreement.

31. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Employee’s participation in the Plan, on the Performance Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

32. Electronic Delivery and Acknowledgement. By Employee’s acceptance of this award, Employee is acknowledging that he or she has received and read, understands and accepts

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all the terms, conditions and restrictions of this Agreement and the Plan. Company may, in its sole discretion, deliver any documents related to this award and this Agreement, or other awards that have been or may be awarded under the Plan, by electronic means, including prospectuses, proxy materials, annual reports and other related documents, and the Company may, in its sole discretion, engage a third party to effect the delivery of these documents on its behalf and provide other administrative services related to this award and the Plan. By Employee’s acceptance of the Award represented by this Agreement, Employee consents to receive such documents by electronic delivery and to the engagement of any such third party.

[Signature page follows.]

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IN WITNESS WHEREOF, Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, each effective as of the date first above written.

ECLIPSE RESOURCES CORPORATION:

By:
Name:
Title:

EMPLOYEE:

[●]

{Signature Page to Performance Unit Award Agreement}

Appendix A

Determination of Performance Units Earned

Peer Companies:

Antero Resources Corporation (Ticker: AR)

Cabot Oil & Gas Corporation (Ticker: COG)

Carrizo Oil & Gas, Inc. (Ticker: CRZO)

Consol Energy Inc. (Ticker: CNX)

EQT Corporation (Ticker: EQT)

Gulfport Energy Corporation (Ticker: GPOR)

PDC Energy Inc. (Ticker: PDCE)

Range Resources Corporation (Ticker: RRC)

Rex Energy Corp. (Ticker: REXX)

Rice Energy Inc. (Ticker: RICE)

Rank Against Peers	10 Peer Companies— Percentage of Initial Performance Units Earned	9 Peer Companies— Percentage of Initial Performance Units Earned	8 Peer Companies— Percentage of Initial Performance Units Earned
1	200%	200%	200%
2	180%	180%	180%
3	160%	160%	150%
4	140%	140%	130%
5	120%	120%	110%
6	100%	100%	83%
7	83%	75%	66%
8	66%	50%	0%
9	50%	0%	0%
10	0%	0%	N/A
11	0%	N/A	N/A
12	N/A	N/A	N/A

In addition, if at the end of the Performance Period the number of companies listed above that qualify as Peer Companies is fewer than eight (8), then the Board shall, in good faith, determine the percentage of the Performance Units earned in a manner consistent with (i) the requirements to qualify the Performance Units as performance-based compensation exempt from the limitations imposed by Section 162(m) of the Code, to the extent the Board determines that such qualification is in the Company’s best interest, and (ii) the following general guidelines for determining the number of earned Performance Units:

(a)	If the Company’s Total Shareholder Return for the Performance Period ranks first as compared to the Total Shareholder Return of qualifying Peer Companies, the number of earned Performance Units shall equal 200% of the Initial Performance Units;

{Appendix A to Performance Unit Award Agreement}

(b)	If the Company’s Total Shareholder Return for the Performance Period ranks in the 75th percentile as compared to the Total Shareholder Return of the qualifying Peer Companies, the number of earned Performance Units shall equal 150% of the Initial Performance Units;

(c)	If the Company’s Total Shareholder Return for the Performance Period ranks in the 50th percentile as compared to the Total Shareholder Return of the qualifying Peer Companies, the number of earned Performance Units shall equal 100% of the Initial Performance Units;

(d)	If the Company’s Total Shareholder Return ranks below the 25th percentile as compared to the Total Shareholder Return of the qualifying Peer Companies, none of the Initial Performance Units will become earned; and

(e)	If the Company’s Total Shareholder Return ranking falls in between the levels specified in clauses (a) through (c) above, the Board shall have the discretion to determine the percentage of the Initial Performance Shares that become earned within the levels specified above.

{Appendix A to Performance Unit Award Agreement}